Exhibit 10.7

PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED BECAUSE IT IS NOT MATERIAL AND OF A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH REDACTED PORTIONS ARE INDICATED WITH “[***].”

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made and entered into as of July 3, 2024 (the “Effective Date”) by and between CALCLEAR Investments PTY Limited, an Australian corporation with its principal address located at U 207 18-22 Dale Street, Brookvale, New South Wales, 2100 (“Vendor”) and Go Green Global Technologies Corp., a Nevada corporation with its principal address located at 5 Production Dr, Brookfield CT, 06804 (“Distributor”).

RECITALS

WHEREAS, Vendor is the manufacturer of various products created utilizing patented technology (CC IP US Patent No. US9650264B2) owned by Vendor,

WHEREAS, Distributor is in the business of selling products similar to the Vendor’s products and wishes to sell such products subject to the terms of this Agreement, and

WHEREAS, Vendor wishes to engage Distributor, and Distributor wishes to accept such engagement, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Definitions. The terms defined below are used in this Agreement with the ascribed meanings unless the context in which the term is used expressly provides otherwise.
a.	“Agreement” has the meaning ascribed to such term in the Preamble.
b.	“CALCLEAR IP” has the meaning ascribed to such term in Section 11.
c.	“Claim” has the meaning ascribed to such term in Section 9(a).
d.	“Customer(s)” means any customer of Distributor’s located in the Territory.
e.	“Distributor” has the meaning ascribed to such term in the Preamble.
f.	“Distributor Obligations” has the meaning ascribed to such term in Section 11.
g.	“Gross Product Sales” means the gross amount of sales of Product(s), as defined below in Section 1(k), before any discounts, rebates, or other benefits provided by a purchaser to the Distributor in respect of the sale of Product(s).
h.	“Initial Inventory” has the meaning ascribed to such term in Section 4(a).
i.	“Initial Order” has the meaning ascribed to such term in Section 4(a).
j.	“Printed Circuit Boards” has the meaning ascribed to such term in Section 12(a)(i).
k.	“Product(s)” means the CALCLEAR system of products developed using Vendor’s patented technology, and related products that are manufactured or marketed by Vendor and/or Distributor during the term of this Agreement.
l.	“Purchase Order or P.O.” has the meaning ascribed to in in Section 4(b).
m.	“Royalty” has the meaning ascribed to such term in Section 5(d).
n.	“Shares” has the meaning ascribed to such term is Section 5(c).
o.	“Term” has the meaning ascribed to such term in Section 3(a).
p.	“Territory” means distribution to Customers located in North America.
q.	“Vendor” has the meaning ascribed to such term in the Preamble.

2.	Exclusive Appointment.
a.	Vendor appoints Distributor as an authorized distributor of Vendor’s Products to its Customers. Subject to the terms and conditions of this Agreement, Vendor grants to Distributor and Distributor accepts from Vendor the exclusive, non-transferable right to acquire, market, and sell Products to the Customers in the Territory.
b.	Distributor shall use its best efforts to support the sale and distribution of the Products but is not required by this Agreement to sell any minimum quantity or number of Products, except as defined in Section 3(b) herewithin.

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3.	Term.
a.	The initial term of this Agreement is for a period of three (3) years commencing on the Effective Date. The initial term and any renewal term, as provided for below, are individually and collectively referred to as the “Term.”	Term.
b.	After the initial Term, this Agreement shall be automatically renewed for an additional three (3) year renewal term, provided Distributor has sold a minimum of three thousand (3,000) Products under the terms of this Agreement during the initial term. Upon renewal, all terms of this Agreement shall remain in effect, with the exception of the minimum number of units to be sold under the subsequent three year (3) term, to be increased to a mutually agreed upon amount between Vendor and Distributor.
c.	Section 3(b) notwithstanding, this Agreement may be terminated by either party giving the other written notice, at least ninety (90) days prior to the expiration of the Term, that it wishes to terminate the Agreement. If such notice is given, the Agreement shall terminate at the end of the then current Term.
d.	This Agreement is subject to early termination as provided in Section 7 below.

4.	Orders, Shipment, and Delivery.
a.	Initial Order. Upon execution of this Agreement, Distributor agrees to pay Vendor [***] as a pre-paid deposit for all of Vendor’s inventory of the Products and packaging located in the United States as of the Effective Date, currently valued at [***] and as further described in Exhibit A (the “Initial Inventory”) plus the cost of shipping the Initial Inventory to Distributor’s designated facility. Within thirty (30) days of submitting such pre-paid deposit, Distributor shall pay Vendor [***] as full payment for the Initial Inventory (the “Initial Order”).
b.	Additional Orders. If Distributor requires additional Products beyond the Initial Order, Distributor will order such Products from Vendor in writing, signed or transmitted by an authorized representative of Distributor (the “Purchase Order” or “P.O.”). All orders are subject to acceptance by Vendor, and Distributor may cancel all or part of any order prior to the date of shipment. Distributor agrees to furnish P.O.’s to Vendor for a minimum of 100 products at a time.
c.	Shipment. Vendor will specify the shipping schedule in its acknowledgment of the P.O. Vendor will use commercially reasonable efforts to meet the acknowledged delivery schedule but will not be liable for delays resulting from causes beyond its reasonable control.
d.	Delivery. Vendor will ship all Products freight paid by Distributor, F.O.B. destination. Vendor bears the risk of loss or damage to Products in transit, except as may be set forth in a rider or addendum to this agreement relating to consignment sales, risk of loss and title to Products will pass to Distributor only upon receipt by Distributor at its warehouse, or such other destination designated on the applicable P.O.
e.	Packing List. A packing list showing Distributor’s P.O. number, quantity ordered, quantity shipped, and a detailed identification of the Products must accompany all shipments.

5.	Payment and Pricing.
a.	Payment Terms. Payment for the Products shall be due upon Vendor’s acceptance of Distributor’s P.O. and must be received by Vendor prior to shipment. All payments shall be made in United States dollars (USD) via wire transfer to a bank account designated by Vendor.
b.	Price. The price charged to Distributor by Vendor for any Product (current or future releases) shall be Vendor’s cost of materials plus ten percent (10%).
c.	Stock Issuances. As consideration for entering into this Agreement, Distributor shall issue four hundred thousand (400,000) shares of its restricted common stock currently trading on the OTC Pink under the ticker symbol GOGR (the “Shares”) in the following manner: i) Two hundred thousand (200,000) Shares to Robyn Fayle; and ii) Two hundred thousand (200,000) Shares to Michael Delaney.
i.	Vendor acknowledges and agrees that the Shares are what are commonly known as “penny stocks.” Vendor further acknowledges that:
1.	Penny stocks are low-priced shares of small companies. Penny stocks may trade infrequently – which means that it may be difficult to sell the Shares. Because it may also be difficult to find quotations for penny stocks, the Shares may be impossible to accurately price.
2.	While penny stocks generally trade over-the-counter, they may also trade on U.S. securities exchanges, facilities of U.S. exchanges, or foreign exchanges. It is incumbent upon Vendor to learn about the market in which the Shares trade to determine how much demand there is for the Shares and how difficult they will be to sell.
d.	Royalty. As additional consideration for entering into this Agreement, Distributor shall pay Vendor a royalty equal to [***] of gross Product sales (“the Gross Product Sales”) made to Customers in the Territory under the terms of this Agreement (the “Royalty”). Royalty payments will be made quarterly within thirty (30) calendar days of the end of each quarter.

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6.	Returns.
a.	Defective Products. Products which are returned after sale to Distributor’s customers and are determined to be defective will be reported to Vendor. Vendor will advise Distributor regarding the disposition of such defective Products within ten (10) business days of receipt of a return authorization request from Distributor. Vendor will be responsible for all expenses regarding the disposition of defective Products and will issue an immediate credit to Distributor for the purchase price plus all return freight charges.
b.	Returns Upon Termination. Upon the Agreement's termination, Vendor may repurchase or cause its successor to purchase the Distributor's existing inventory of the Products at the Distributor's laid-in cost, providing the Distributor has stored and maintained the Products in a saleable condition. Upon expiration or earlier termination of this Agreement, Vendor is not obligated to accept returns for a period longer than two-hundred seventy (270) days following the effective date of termination.

7.	Termination.
a.	Termination for Insolvency/Bankruptcy. Vendor may terminate this Agreement upon sixty (60) days’ written notice upon the occurrence of any of the following events:

i.	An insolvency, bankruptcy, or similar proceeding for reorganization or protection is instituted by or against Distributor pursuant to any present or future state or federal bankruptcy act or under any similar international law (and with respect to any involuntary petition is not discharged within sixty (60) days;
ii.	Distributor makes or attempts to make an assignment for the benefit of its creditors;
iii.	A receiver, trustee, liquidator, custodian or similar official is appointed for the business or property of Distributor and is not removed within sixty (60) days of the appointment;
iv.	Distributor is unable to pay its debts generally as they become due;
v.	Distributor fails to maintain good standing in the jurisdiction of its organization or fails to maintain any licenses, certifications, and/or permits necessary to conduct its business; or
vi.	The acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, of the ownership of Distributor which, when added to all other ownership interest of the Distributor at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than 50% of the outstanding ownership interest in the Distributor.
b.	Termination for Cause. In addition to any other rights or remedies which may be available at law or in equity, either party may terminate this Agreement for cause upon the material breach by the other party of the terms of this Agreement, and the failure of such other party to cure such breach within ninety (90) days of such notification.
c.	Termination Without Cause. Either party may terminate this Agreement upon thirty (30) days’ written notice and payment of one hundred thousand dollars ($100,000) to the non- terminating party.
d.	Survival. The obligations of the parties in Sections 5, 6, 8, 9, 10, and 11 of this Agreement survive the expiration or earlier termination of this Agreement.

8.	Warranties and Limitations.
a.	Warranties. Vendor represents and warrants that: (i) it has good and transferable title to the Products or a valid and enforceable license to distribute the Products; (ii) the Products will perform in conformity with specifications and documentation supplied by Vendor; (iii) the Products or their use do not infringe any patents, copyrights, trademarks, trade secrets or any other intellectual property rights of any third parties; (iv) that there are no suits or proceedings pending or threatened which allege an infringement of such proprietary rights; and (v) the Product sales to Distributor do not in any way constitute violations or any law, ordinance, rule or regulation applicable to such Products or sales.
b.	Authority. Vendor represents and warrants that it has the full power and authority to execute and deliver this Agreement. This Agreement constitutes the legal, valid, and binding obligation of Vendor enforceable in accordance with its terms. No other consent, approval or authorization of any governmental authority or any third party is required in connection with the execution and delivery of this Agreement, or the carrying out, or performance of any of the transactions required or contemplated by this Agreement or, if required, such consent, approval, order or authorization has been obtained by Vendor prior to the date hereof.
c.	Limitation of Liability. Neither party, nor any of its directors, officers, or employees, shall be liable to the other for any special, indirect, consequential or incidental damages, including, but not limited to, lost profits, however caused. This limitation shall apply even if such party has been advised of the possibility of such damages or the damages were otherwise foreseeable.

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9.	Indemnification.
a.	Vendor’s Indemnification. Vendor shall be solely responsible for the design, development, supply, production and performance of the Products. Vendor agrees to defend, indemnify, and hold harmless Distributor and its Customers from and against any and all claims, suits, demands, liabilities, losses, damages, reasonable attorneys’ fee and other costs and expenses (“Claim”) that may result, in whole or in part, from: (i) any infringement, or any claim of infringement, of any patent, trademark, copyright, trade secret or other proprietary right with respect to the Products; (ii) any warranty claim with respect to the Products or any breach by Vendor of this Agreement; and (iii) any injury or damage, including but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defective Products.
b.	Indemnification Procedure. The party seeking indemnification will notify Vendor of any Claim and will cooperate with and provide reasonable assistance to Vendor (at Vendor’s expense) in the defense or settlement of such Claim, provided that the party seeking indemnification may, at its own expense, retain separate representation. Vendor has the right to control the defense or settlement of any Claim, provided, however, that Vendor will not enter into any compromise or settlement which does not include a complete release of all claims against Distributor and its Customers regarding the matter which is the subject of the Claim.

10.	Arbitration. The Parties agree that any and all disputes that they have with one another which arise under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. Binding arbitration shall be conducted in New York, New York in accordance with the rules and regulations of the American Arbitration Association. Each Party will bear one half of the costs of the arbitration filing and hearing fees, and the cost of the arbitrator. The parties understand and agree that the arbitration shall be in lieu of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

11.	Limited License. During the term of this Agreement, Vendor grants to Distributor the use of the CALCLEAR name, logo, and trademark for use in the pursuit of the sale of the Products, and all the products and services encompassed thereunder, and to enable it to perform its obligations under the Agreement. The grant of this license includes permission of the Distributor to use the name, the patent, copyrights, works of authorship, trademarks, service marks, and other information of designs to promote the vendor products and services thereunder (the “CALCLEAR IP”) in the pursuit of business on behalf of the Vendor in connection with its performance of the Contract Obligations.

12.	Option to Manufacture; Option to Acquire.
a.	Option to Manufacture. Distributor shall have the option to manufacture the Products in the United States subject to such terms as shall be defined in a future agreement between the parties. Until a separate agreement describing the terms under which Distributor may manufacture the Products in the United States is executed between Distributor and Vendor, Distributor shall have no right to manufacture the Products without the express written consent of Vendor.
i.	Orders of Printed Circuit Boards (“PCBs”) shall be made in lots of two hundred (200) PCBs a minimum of five (5) lots in a single order for a minimum order quantity of one thousand (1,000) PCBs.
b.	Option to Acquire. Distributor shall have a right of first refusal to acquire Vendor’s business at the same price and on the same terms and conditions as those offered to any prospective buyer. In the event that Vendor receives a bona fide offer to purchase its business from a third party (the “Offer”), and Vendor intends to accept the Offer, Vendor shall provide Distributor with written notice of its intent to accept the Offer and Distributor shall have ten (10) business days from receipt of such notice to exercise its right of first refusal, after which time Vendor shall be free to accept the Offer from the third party.

13.	Confidentiality. Vendor and Distributor recognize that the terms of this Agreement and the information provided to the other party pursuant to this Agreement is confidential and each party will take reasonable steps to protect such confidential information.

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14.	General.
a.	Governing Law. This Agreement and the rights and obligations of the parties hereunder will be governed by the laws of the State of New York, without regard to its choice of law provisions. Subject to Section 10, the parties agree that the state or federal courts located in New York County, New York have sole and exclusive jurisdiction and venue over any action relating to this Agreement and the parties hereby consent to the jurisdiction of such courts. In the event of a dispute related to this Agreement, the prevailing party is entitled to recover its costs and reasonable attorneys’ fees.
b.	Relationship of the Parties. Vendor and Distributor agree that their relationship is that of seller and buyer. Each are independent contractors acting for their own accounts and neither is authorized to make any commitment or representation, express or implied, on the other’s behalf unless authorized in writing. In all matters relating to this Agreement, neither par ty nor such party’s employees or agents are, or will act as, employees of the other party within the meaning or application of any federal or state law.
c.	Assignment. This Agreement may not be assigned by either party, without prior mutual agreement. Notwithstanding the foregoing either party, by giving written notice to the other, may make any such assignment to a subsidiary, other affiliated company or any company purchasing substantially all of its assets. The provisions, rights and obligations of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
d.	Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the invalid or unenforceable part or provision will be deemed replaced with a provision which accomplishes to the extent possible and lawful the original purpose and intent of such provision, and the remainder of the Agreement continues unaffected and in full force and effect.
e.	Waiver. No waiver of any provision or default under this Agreement will affect the right of either party to enforce such provision or to exercise any right or remedy in the event of any other default, whether or not similar, at a later time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which a party would otherwise have.
f.	Headings. The headings and subheadings preceding the various Sections of this Agreement are for convenience only, have no legal significance and in no way change the construction or meaning of the terms hereof. Every word or phrase defined herein has, unless specified to the contrary, the same meaning throughout this Agreement. As used herein, whenever applicable, the singular includes the plural and the plural includes the singular, the masculine includes the feminine and the feminine includes the masculine.
g.	Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement and understanding between the parties concerning the subject matter hereof and supersede all prior and contemporaneous representations, agreements, understandings, proposals and communications between the parties, whether written or oral. Both parties agree that to the extent there are any terms contained in any invoices or purchase orders issued pursuant to the terms of this Agreement that vary and conflict with the terms of this Agreement, then the terms set forth in this Agreement will govern.
h.	Modification and Amendment. This Agreement may not be modified, amended, rescinded, waived or otherwise changed except pursuant to the written consent signed by a duly authorized representative of each party.
i.	Execution In Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, constitute one and the same instrument.
j.	English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the Effective Date indicated above.

For: Go Green Global Technologies, Corp.		For: CALCLEAR Investments PTY Limited

By:	/s/ Corrine Couch, COO	By:	/s/ Robyn Fayle
Corrine Couch, COO		Robyn Fayle, CEO

Date: 7/3/2024		Date: 7/3/2024

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EXHIBIT A

Initial Inventory Schedule

Product	Quantity	Distributor Price ($)	Total Costs ($)
Mobile Soft Water Blue Units	20	[***]	[***]
Digital Unit 50mm	3	[***]	[***]
Digital Unit 32mm	1	[***]	[***]
Digital Tube 50mm	1	[***]	[***]
Packaging	1500	[***]	[***]
Total			[***]

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